EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  April 24, 2018

Aspen Group, Inc. Announces Early Retirement of $10 million Credit Facility

NEW YORK, NY, April 24, 2018 - Aspen Group, Inc. (Nasdaq: ASPU), a post-secondary education company, today announced the early retirement of its $10 million senior secured term loan with Runway Growth Credit Fund, of which $7.5 million was previously drawn down.

The total payoff amount was approximately $8.1 million, which included early termination and closing fees. The impact of these fees, plus the write-off of approximately $700,000 in debt discount, will result in a one-time EPS loss in fiscal Q4 of approximately $0.09 using the weighted average outstanding shares for the year.

The Company projects to end the April 30, 2018 fiscal year with approximately $13 million of cash on its balance sheet.

About Aspen Group, Inc.:

Aspen Group, Inc. is a publicly held, for-profit post-secondary education company headquartered in New York, NY.  It owns two accredited universities, Aspen University and United States University. Aspen Group’s vision is to make college affordable again in America.

Company Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159